KINGSTONE

Additional Revised Preliminary Financial Information for the Three and Six Months Ended June 30, 2020

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net written premiums** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net written premiums, are net written premiums that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in other states (i.e., outside New York).

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

Net loss ratio excluding commercial lines - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the loss ratio that relates to commercial lines.

We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by the loss ratio that relates to commercial lines which is in run off. Due to our decision in July 2019 to no longer underwrite commercial lines, excluding the loss ratio related to such line of business allows us to compare our loss ratio with regard to our ongoing lines of business. We believe this measure is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net loss ratio excluding commercial lines. The most directly comparable GAAP measure is the net loss ratio. The net loss ratio excluding commercial lines should not be considered a substitute for the net loss ratio and does not reflect the Company's net loss ratio.

Book Value Per Share

The Company's approximate book value per share at June 30, 2020 was $8.40, an increase of 3.2% compared to $8.14 at June 30, 2019.

	30-Jun-20	31-Mar-20	31-Dec-19	30-Sep-19	30-Jun-19
Book Value Per Share	$ 8.40	$ 7.13	$ 8.17	$ 8.04	$ 8.14
% Increase from specified period to 6/30/20		*17.8%*	*2.8%*	*4.5%*	*3.2%*

The table below reconciles direct written premiums and net written premiums to net premiums earned for the periods presented (dollar amounts for the three and six months ended June 30, 2020 are approximations):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,			
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
(000's except percentages)								
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$42,650	$44,821	$ (2,171)	(4.8) %	$79,347	$82,310	$ (2,963)	(3.6) %
Assumed written premiums	-	-	-	- %	-	-	-	- %
Ceded written premiums	(14,560)	(8,200)	(6,360)	77.6 %	(28,066)	(15,328)	(12,738)	83.1 %
Net written premiums	28,090	36,621	(8,531)	(23.3) %	51,281	66,982	(15,701)	(23.4) %
Change in unearned premiums	(1,453)	(5,420)	3,967	(73.2) %	2,297	(6,185)	8,482	(137.1) %
Net premiums earned	**$26,637**	**$31,201**	**$ (4,564)**	**(14.6) %**	**$53,578**	**$60,797**	**$ (7,219)**	**(11.9) %**

The table below details the breakdown of direct written premiums between Core direct written premiums and Expansion direct written premiums for the periods presented (dollar amounts for the three and six months ended June 30, 2020 are approximations):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,			
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
(000's except percentages)								
Core and Expansion Direct Written Premiums Reconciliation:								
Core direct written premiums	$33,890	$38,524	$(4,634)	(12.0) %	$64,252	$72,781	$(8,529)	(11.7) %
Expansion direct written premiums	8,760	6,297	2,463	39.1 %	15,095	9,529	5,566	58.4 %
Direct written premiums	$42,650	$44,821	$(2,171)	(4.8) %	$79,347	$82,310	$(2,963)	(3.6) %

The following table reconciles net operating income (loss) to net income (loss) (dollar amounts and per share amounts for the three and six months ended June 30, 2020 are approximations):

	Three Months Ended June 30, 2020		Three Months Ended June 30, 2019		Six Months Ended June 30, 2020		Six Months Ended June 30, 2019	
	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share
(000's except per common share amounts and percentages) **Net Operating Income (Loss) and Diluted Earnings (Loss) per Common Share Reconciliation:**								
Net income (loss)	**$ 4,608**	**$ 0.43**	**$ 1,639**	**$ 0.15**	**$ (836)**	**$ (0.08)**	**$ (5,696)**	**$ (0.53)**
Net realized (gain) loss on investments	(2,697)		(679)		3,747		(2,714)	
Less tax (expense) benefit on net realized (gain) loss	(566)		(143)		787		(570)	
Net realized (gain) loss on investments, net of taxes	(2,131)	**$ (0.20)**	(536)	**$ (0.05)**	2,960	**$ 0.27**	(2,144)	**$ (0.20)**
Net operating income (loss)	**$ 2,477**	**$ 0.23**	**$ 1,103**	**$ 0.10**	**$ 2,124**	**$ 0.20**	**$ (7,840)**	**$ (0.73)**
Weighted average diluted shares outstanding	10,734,784		10,785,064		10,770,598		10,764,824	

The following table reconciles the net loss ratio excluding commercial lines to the net loss ratio for the periods presented (dollar amounts and percentages for the three and six months ended June 30, 2020 are approximations):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,			
	2020	2019	Change		2020	2019	Change	
Net Loss Ratio Excluding Commercial Lines Reconciliation:								
Net loss and loss adjustment expenses ("Net loss")								
Net Loss Excluding Commercial	**$ 12,179**	**$ 13,905**	**$ (1,726)**	**-12.4%**	**$ 26,292**	**$ 36,370**	**$ (10,078)**	**-27.7%**
Commercial lines net loss	635	3,767	(3,132)	-83.1%	2,907	10,436	(7,529)	-72.1%
Net loss	**$ 12,814**	**$ 17,672**	**$ (4,858)**	**-27.5%**	**$ 29,199**	**$ 46,806**	**$ (17,607)**	**-37.6%**
Net premiums earned								
Net premiums earned excluding commercial lines	25,846	27,509	(1,663)	-6.0%	51,102	53,506	(2,404)	-4.5%
Commercial lines net premiums earned	791	3,692	(2,901)	-78.6%	2,476	7,291	(4,815)	-66.0%
Net premiums earned	**$ 26,637**	**$ 31,201**	**$ (4,564)**	**-14.6%**	**$ 53,578**	**$ 60,797**	**$ (7,219)**	**-11.9%**
Net loss ratio excluding commercial lines	**47.1%**	**50.5%**	**(3.4)**	**pts**	**51.5%**	**68.0%**	**(16.5)**	**pts**
Net loss ratio	**48.1%**	**56.6%**	**(8.5)**	**pts**	**54.5%**	**77.0%**	**(22.5)**	**pts**